UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 17, 2017
Date of Report (Date of earliest event reported)

NOVUS ROBOTICS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-140396	20-3061959
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7669 Kimbal Street
Mississauga, Ontario
Canda	L5S 1A7
(Address of principal executive offices)	(Zip Code)

(905) 672-7669
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry Into a Material Definitive Agreement

On January 17, 2017, the Board of Directors of Novus Robotics, Inc., a Nevada corporation (the “Company”) authorized the execution of that certain settlement agreement (the Settlement Agreement”) and corresponding promissory note (the “Note”) between the Company and its President/Chief Executive Officer, Berardino Paolucci (“Paolucci”). In accordance with the terms and provisions of the Settlement Agreement, Paolucci agreed to refrain from converting certain debt into shares of the Company’s common stock and to accept the settlement and payoff of $100,000 (the “Settlement Debt”). Paolucci’s agreement to forego his right and opportunity to convert the debt into approximately 2,616,600 shares of common stock of the Company represented a large potential monetary loss based upon the anticipated increase in the trading price and valuation of the Company’s shares of common stock. As of the date of this Current Report, the Company’s common stock is trading at $1.7425, which represents a current monetary value of $4,559,425.50 in the event such debt was converted. Paolucci recognized his potential conflict of interest associated with the Settlement Agreement and as a member of the Board of Directors analyzed several factors and criteria with regards to his decision to enter into the Settlement Agreement as being in the best interests of the Company and its shareholders.

The history of the Settlement Debt is as follows.

It was previously reported and disclosed that the Company had issued: (i) that certain convertible promissory note dated December 15, 2006 in the principal amount of $60,000.00 (the “Treanor Convertible Note”), to Stephen Treanor (“Treanor”), which a portion of the principal and accrued interest in the amount of $36,000 was subsequently settled pursuant to the terms and provisions of that certain settlement agreement dated December 15, 2009 between the Company and Treanor (the “Treanor Settlement Agreement”); (ii) that certain convertible promissory note dated April 15, 2008 in the principal amount of $40,000.00 (the “Boyle Convertible Note”), to Donna Boyle (“Boyle”), which all the principal and accrued interest in the amount of $41,600.00 was subsequently settled pursuant to the terms and provisions of that certain settlement agreement dated December 15, 2009 between the Company and Boyle (the “Boyle Settlement Agreement”); and (iii) that certain convertible promissory note dated December 15, 2006 in the principal amount of $60,000.00 (the “Russell Convertible Note”), to Raymond Russell (“Russell”), which a portion of the principal and accrued interest in the amount of $36,000 was subsequently settled pursuant to the terms and provisions of that certain settlement agreement dated December 15, 2009 between the Company and Russell (the “Russell Settlement Agreement”).

It was further previously disclosed that in accordance with the terms and provisions of that certain share exchange agreement dated January 27, 2012 (the “Share Exchange Agreement”) between the Company and D Mecatronics Inc., a private corporation (“D Mecatronics”) and the shareholders of D Mecatronics (the “D Mecatronics Shareholders”), the Company acquired all of the total issued and outstanding shares of D Mecatronics in exchange for the issuance of shares of its common stock to the D Mecatronic Shareholders and the assignment the Treanor Convertible Note, the Boyle Convertible Note and the Russell Convertible Note to Paolucci.

On August 26, 2016, Paolucci entered into those certain debt purchase agreements dated August 26, 2016 (each, the “Debt Purchase Agreement”), which Debt Purchase Agreement was consummated on September 2, 2016 with payment of consideration. As of the date of the Debt Purchase Agreements, the aggregate amount that remained due and owing under the Treanor Convertible Note, the Boyle Convertible Note and the Russell Convertible Note was $39,864.00 (the “Debt”). Paolucci was the holder of all right, title and interest in and to the Debt due and owing by the Company, which Debt is evidenced on the audited and reviewed financial statements of the Company commencing as filed with the Securities and Exchange Commission.Therefore, two separate unrelated parties entered into a separate Debt Purchase Agreement with Paolucci for payment of consideration each in the amount of $12,500.00 (each, the “Purchase Price”) and Paolucci sold and transferred all of his repsecitve right, title and interest, including conversion rights of $0.005 per share, in and to the Debt.

Thus, the remaining amount of debt and accrued interest settled that comprised the Settlement Debt was $13,083.20 as at December 31, 2016.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Settlement Agreement dated January 17, 2017 between Novus Robotics Inc. and Berardino Paolucci.

10.2 Promissory Note dated January 17, 2017 issued by Novus Robotics Inc. to Berardino Paolucci.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVUS ROBOTICS INC.

DATE: January 20, 2017	By	/s/ Berardino Paolucci
	Name:	Berardino Paolucci
	Title:	President/Chief Executive Officer